Exhibit 99.1

FIRST MARINER REPORTS 3rd QUARTER RESULTS

Loss narrows compared to third quarter of 2007; Book Value ends quarter at $8.81 per share

Baltimore, MD (October 21, 2008) — First Mariner Bancorp (Nasdaq: FMAR), parent company of First Mariner Bank and Mariner Finance, LLC, announced that its loss for the third quarter of 2008 narrowed to $2.282 million (-$.36 per diluted share) compared to a reported net loss for the quarter ended September 30, 2007 of $3.581 million (-$.56 per diluted share). For the nine months ended September 30, 2008, First Mariner reported a net loss totaling $6.029 million (-$.95 per diluted share), compared to a net loss of $7.345 million (-$1.14 per diluted share) for the same period last year. First Mariner reported its total assets ended the third quarter at $1.277 billion.

Edwin F. Hale, Sr., First Mariner’s chairman and chief executive officer said, “We continue to experience the negative impact from the severe downturn in the residential real estate market and the unprecedented turmoil in the financial sectors of the economy. While the downturn in the market continues to affect our performance, our results are improved when compared to the third quarter of 2007.”

“We are seeing progress as our expense levels continue to moderate and our loan portfolio grows at a steady pace. Our mortgage banking operations (excluding residual ALT A losses) have improved significantly, we are seeing steady activity in our commercial lending business, and our consumer finance operations remain healthy.”

Mr. Hale announced that the Company completed measures in the third quarter to further streamline operations and lower operating expenses. During the third quarter First Mariner closed its Towson branch and settled on the sale of its Ocean City location. Recently completed restructuring of mortgage operations, the retail banking group and administrative functions will begin to contribute significant cost savings at the start of the fourth quarter of 2008. Additionally, during the third quarter, a consolidated loan workout group was formed to provide for more expedited resolution of problem assets and insure more efficient use of collection processes.

Mr. Hale concluded, “While the Treasury Department and state and federal banking agencies are taking prudent steps to address the challenges in the current operating environment, we are aggressively moving forward independent of government action to strengthen and position the bank for the future.”

Operating Summary

Comparing balance sheet data as of September 30, 2008 to September 30, 2007, total assets were $1.277 billion, compared to $1.246 billion last year. Loans outstanding increased $86 million (+10%). Commercial Real Estate loans outstanding increased by $24 million (+8%), while Mariner Finance receivables increased by $16 million (+22%), and Bank consumer loans increased by $16 million (+13%). Residential mortgage loans grew by $48 million, while construction loans declined by approximately $20 million. Total mortgage loan originations totaled $295 million for the third quarter of 2008, compared to $270 million for the same period of 2007. Deposits totaled $910 million (+1%) compared to $902 million at September 30, 2007. Certificates of deposit increased $145 million, reflecting continued shift out of money market accounts that decreased by $98 million. Noninterest bearing checking accounts decreased $32 million.

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Total revenue increased $1.894 million (+11%) (excluding net securities gains and losses)compared with the third quarter of 2007, primarily due to increased net interest income, and strong growth in fee based revenue.

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Average earning assets grew by $40 million, which, when coupled with an expansion of the Company’s net interest margin to 4.06% from 3.93% last year, resulted in an increase in net interest income of $819 thousand (+8%). The improvement in the margin resulted from a higher mix of loans as a percentage of earning assets.

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The provision for loan losses totaled $3.098 million compared to $2.411 million in the same quarter last year. Net charge-offs decreased $609 thousand reflecting lower charge-offs of mortgage loans. The allowance for loan losses was increased to $15.195 million from $11.906 million (+28%) at September 30, 2007, and totaled 1.62% of loans outstanding compared to 1.40% last year. The increase in the allowance is primarily related to higher levels of nonperforming loans and increased allowance coverage for residential real estate exposures. Non-performing assets increased to $55.702 million (4.36% of total assets) from $36.443 million (2.93% of total assets) last year. The increase is primarily attributable to higher levels of non-performing residential mortgage loans and residential construction and development loans. Accruing loans 90 days or more past due increased to $11.643 million (1.24% of total loans) from $7.792 million (.91% of total loans) last year.

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Non-interest income increased by $1.075 (excluding security gains and losses) million (+19%) due to increases in income from origination and sales of mortgages (+$445 thousand), reduced trading account losses (+$354 thousand), and the gain recognized on the sale of the Ocean City office (+$350 thousand).

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The Company recorded $745 thousand in losses on securities activities in the third quarter of 2008 compared to a gain of $56 thousand for the same period of last year. The Company recorded Other Than Temporary Impairment charge of approximately $1.0 million relating to a senior note of a large financial institution. Somewhat offsetting this charge was the sale of a portion of the Company’s trading account securities at recorded gains of $279 thousand.

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Noninterest expenses declined by $630 thousand (-3%). Provisions for valuation allowances and secondary marketing reserves and losses for the writedown or sales of foreclosed properties decreased by $2.148 million. Excluding these items, expenses increased $1.518 million, reflecting the impact of expanding consumer finance operations, increases in collection expenses, FDIC deposit insurance and compliance related expenses.

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Stockholders’ Equity decreased by $11.5 million, which decreased First Mariner’s book value per share to $8.81 compared to $10.79 as of September 30, 2007. Capital Ratios at the end of the quarter were as follows: Leverage Ratio = 6.3%; Tier 1 risk-based ratio = 7.4%; Total Capital Ratio = 13.3%. All capital ratios exceed levels to qualify for “Well Capitalized” status under current regulatory definitions.

ALT A Update

First Mariner results for the third quarter of 2008 included approximately $2.0 million in losses relating to its exposure to ALT A residential loans originated by its wholesale division which was closed in July of 2007. These charges included $814 thousand for losses on the sales of foreclosed assets or the writedown of foreclosed assets awaiting sales and $1.012 million for the chargeoff of loans previously repurchased or transferred. These charges totaled $1.8 million and $2.6 million in the second and first quarter of 2008, respectively, and $4.1 million in the third quarter of 2007. At the end of the third quarter, the Company had $7.7 million of ALT A residential loans in foreclosed assets awaiting sale which have been written down to approximately 60% of their original appraised values. Approximately 50% of the loans are for single family residential properties located in Northern Virginia, with the remainder made up of single-family properties in various other states. Additionally, the Company has $7.2 million of ALT A non performing loans with specific reserves totaling $1.8 million.

First Mariner Bancorp is a bank holding company with total assets of $1.277 billion. Its wholly owned banking subsidiary, First Mariner Bank, (total assets $1.216 billion) operates 25 full service bank branches in Baltimore, Anne Arundel, Harford, Howard, Talbot, and Carroll counties in Maryland, the City of Baltimore, and Shrewsbury, Pennsylvania. First Mariner Mortgage, a division of First Mariner Bank, operates retail offices in Central Maryland, the Eastern Shore of Maryland, and Massachusetts. First Mariner Mortgage also operates direct marketing mortgage operations in Baltimore City. Mariner Finance, LLC, (total assets $93 million) is a consumer finance subsidiary that currently operates branches in Maryland, Delaware, Virginia, New Jersey, and Tennessee. First Mariner Bancorp’s common stock is traded on the Nasdaq National Market under the symbol “FMAR”. First Mariner’s Web site address is www.1stMarinerBancorp.com, which includes comprehensive level investor information.

In addition to historical information, this press release contains forward-looking statements that involve risks and uncertainties, such as statements of the Company’s plans and expectations regarding efficiencies resulting from new programs and expansion activities, revenue growth, anticipated expenses, profitability of mortgage banking operations, and other unknown outcomes. The Company’s actual results could differ materially from management’s expectations. Factors that could contribute to those differences include, but are not limited to, changes in regulations applicable to the Company’s business, successful implementation of the Company’s branch expansion strategy, its concentration in real estate lending, increased competition, changes in technology, particularly Internet banking, impact of interest rates, possibility of economic recession or slowdown (which could impact credit quality, adequacy of loan loss reserve and loan growth) and control by and dependency on key personnel, particularly Edwin F. Hale, Sr., Chairman of the Board of Directors and CEO of the Company.

Contact: Mark A. Keidel - SVP/CFO 410-558-4281

FINANCIAL HIGHLIGHTS (UNAUDITED)
First Mariner Bancorp
(Dollars in thousands, except per share data)

	For the three months ended September 30,
	2008	2007	$ Change	% Change
Summary of Earnings:
Net interest income	$11,698	$10,879	819	8%
Provision for loan losses	3,098	2,411	687	28%
Noninterest income	6,083	5,809	274	5%
Noninterest expense	19,382	20,012	(630)	-3%
Loss before income taxes	(4,699)	(5,735)	1,036	-18%
Income tax benefit	(2,417)	(2,154)	(263)	12%
Net loss	(2,282)	(3,581)	1,299	36%

Profitability and Productivity:
Return on average assets	-0.71%	-1.15%	-	38%
Return on average equity	-14.92%	-19.78%	-	25%
Net interest margin	4.06%	3.93%	-	3%
Net overhead ratio	3.94%	4.64%	-	-15%
Efficiency ratio	104.62%	120.32%	-	-13%
Mortgage loan production	295,573	269,714	25,859	10%
Average deposits per branch	36,399	33,417	2,982	9%

Per Share Data:
Basic loss per share	$(0.36)	$(0.56)	0.20	36%
Diluted loss per share	$(0.36)	$(0.56)	0.20	36%
Book value per share	$8.81	$10.79	(1.98)	-18%
Number of shares outstanding	6,452,775	6,336,284	116,491	2%
Average basic number of shares	6,388,109	6,398,165	(10,056)	0%
Average diluted number of shares	6,388,109	6,398,165	(10,056)	0%

Summary of Financial Condition:
At Period End:
Assets	$1,276,708	$1,245,506	31,202	3%
Investment Securities	60,916	85,114	(24,198)	-28%
Loans	939,592	853,263	86,329	10%
Deposits	909,987	902,264	7,723	1%
Borrowings and repurchase agreements	224,762	190,379	34,383	18%
Stockholders' equity	56,830	68,362	(11,532)	-17%

Average for the period:
Assets	$1,276,780	$1,233,532	43,248	4%
Investment Securities	79,882	87,828	(7,946)	-9%
Loans	926,491	835,122	91,369	11%
Deposits	939,078	886,776	52,302	6%
Borrowings and repurchase agreements	276,182	267,573	8,609	3%
Stockholders' equity	60,696	71,809	(11,113)	-15%

Capital Ratios:
Leverage	6.3%	7.5%	-	-16%
Tier 1 Capital to risk weighted assets	7.4%	8.9%	-	-17%
Total Capital to risk weighted assets	13.3%	14.9%	-	-11%

Asset Quality Statistics and Ratios:
Net Chargeoffs	2,446	3,055	(609)	-20%
Non-performing assets	55,702	36,433	19,269	53%
90 Days or more delinquent loans	11,643	7,792	3,851	49%
Annualized net chargeoffs to average loans	1.06%	1.45%	-	-27%
Non-performing assets to total assets	4.36%	2.93%	-	49%
90 Days or more delinquent loans to total loans	1.24%	0.91%	-	36%
Allowance for loan losses to total loans	1.62%	1.40%	-	16%

FINANCIAL HIGHLIGHTS (UNAUDITED)
First Mariner Bancorp
(Dollars in thousands, except per share data)

	For the nine months ended September 30,
	2008	2007	$ Change	% Change
Summary of Earnings:
Net interest income	$35,579	$33,544	2,035	6%
Provision for loan losses	9,425	5,464	3,961	72%
Noninterest income	18,659	18,167	492	3%
Noninterest expense	57,249	58,136	(887)	-2%
Loss before income taxes	(12,436)	(11,889)	(547)	5%
Income tax benefit	(6,407)	(4,544)	(1,863)	41%
Net loss	(6,029)	(7,345)	1,316	18%

Profitability and Productivity:
Return on average assets	-0.64%	-0.79%	-	-19%
Return on average equity	-12.67%	-13.16%	-	-4%
Net interest margin	4.20%	3.99%	-	5%
Net overhead ratio	4.01%	4.39%	-	-9%
Efficiency ratio	104.12%	114.51%	-	-9%
Mortgage loan production	1,072,783	840,623	232,160	28%
Average deposits per branch	36,399	33,417	2,982	9%

Per Share Data:
Basic loss per share	$(0.95)	$(1.14)	0.19	17%
Diluted loss per share	$(0.95)	$(1.14)	0.19	17%
Book value per share	$8.81	$10.79	(1.98)	-18%
Number of shares outstanding	6,452,775	6,336,284	116,491	2%
Average basic number of shares	6,368,985	6,416,247	(47,262)	-1%
Average diluted number of shares	6,368,985	6,416,247	(47,262)	-1%

Summary of Financial Condition:
At Period End:
Assets	$1,276,708	$1,245,506	31,202	3%
Trading and available for sale securities	60,916	85,114	(24,198)	-28%
Loans	939,592	853,263	86,329	10%
Deposits	909,987	902,264	7,723	1%
Borrowings	224,762	190,379	34,383	18%
Stockholders' equity	56,830	68,362	(11,532)	-17%

Average for the period:
Assets	$1,262,609	$1,246,309	16,300	1%
Trading and available for sale securities	80,759	104,224	(23,465)	-23%
Loans	886,399	846,216	40,183	5%
Deposits	928,599	901,964	26,635	3%
Borrowings	268,367	259,744	8,623	3%
Stockholders' equity	63,619	74,644	(11,025)	-15%

Capital Ratios:
Leverage	6.3%	7.5%	-	-16%
Tier 1 Capital to risk weighted assets	7.4%	8.9%	-	-17%
Total Capital to risk weighted assets	13.3%	14.9%	-	-11%

Asset Quality Statistics and Ratios:
Net Chargeoffs	7,019	5,957	1,062	18%
Non-performing assets	55,702	36,433	19,269	53%
90 Days or more delinquent loans	11,643	7,792	3,851	49%
Annualized net chargeoffs to average loans	1.06%	0.94%	-	13%
Non-performing assets to total assets	4.36%	2.93%	-	49%
90 Days or more delinquent loans to total loans	1.24%	0.91%	-	36%
Allowance for loan losses to total loans	1.62%	1.40%	-	16%

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (UNAUDITED)
First Mariner Bancorp
(Dollars in thousands)

	As of September 30,
	2008	2007	$ Change	% Change
Assets:
Cash and due from banks	$25,241	$32,507	(7,266)	-22%
Interest-bearing deposits	50,310	83,950	(33,640)	-40%
Available-for-sale investment securities, at fair value	47,081	47,720	(639)	-1%
Trading Securities	13,835	37,394	(23,559)	-63%
Loans held for sale	58,784	54,395	4,389	8%
Loans receivable	939,592	853,263	86,329	10%
Allowance for loan losses	(15,195)	(11,906)	(3,289)	28%
Loans, net	924,397	841,357	83,040	10%
Other real estate owned	16,466	19,404	(2,938)	-15%
Restricted stock investments, at cost	7,516	5,983	1,533	26%
Property and equipment	50,822	52,611	(1,789)	-3%
Accrued interest receivable	6,783	7,305	(522)	-7%
Deferred income taxes	14,278	9,049	5,229	58%
Bank owned life insurance	36,062	34,557	1,505	4%
Prepaid expenses and other assets	25,133	19,274	5,859	30%
Total Assets	$1,276,708	$1,245,506	31,202	3%

Liabilities and Stockholders' Equity:
Liabilities:
Deposits	$909,987	$902,264	7,723	1%
Borrowings	224,762	190,379	34,383	18%
Junior subordinated deferrable interest debentures	73,724	73,724	-	0%
Accrued expenses and other liabilities	11,405	10,777	628	6%
Total Liabilities	1,219,878	1,177,144	42,734	4%

Stockholders' Equity
Common Stock	323	317	6	2%
Additional paid-in-capital	56,731	56,303	428	1%
Retained earnings	3,574	12,454	(8,880)	-71%
Accumulated other comprehensive loss	(3,798)	(712)	(3,086)	433%
Total Stockholders Equity	56,830	68,362	(11,532)	-17%
Total Liabilities and Stockholders' Equity	$1,276,708	$1,245,506	31,202	3%

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
First Mariner Bancorp
(Dollars in thousands)

	For the three months		For the nine months
	ended September 30,		ended September 30,
	2008	2007	2008	2007
Interest Income:
Investments and interest-bearing deposits	$1,590	$2,271	$4,959	$7,005
Loans	19,361	19,805	58,741	59,441
Total Interest Income	20,951	22,076	63,700	66,446

Interest Expense:
Deposits	6,039	6,999	18,213	20,908
Borrowings and repurchase agreements	3,214	4,198	9,908	11,994
Total Interest Expense	9,253	11,197	28,121	32,902

Net Interest Income Before Provision for Loan Losses	11,698	10,879	35,579	33,544

Provision for Loan Losses	3,098	2,411	9,425	5,464

Net Interest Income After Provision for Loan Losses	8,600	8,468	26,154	28,080

Noninterest Income:
Service fees on deposits	1,650	1,625	4,785	4,738
ATM Fees	804	813	2,409	2,384
Gains on sales of mortgage loans	1,922	1,429	3,686	3,479
Other mortgage banking revenue	613	661	2,490	2,010
(Losses) gains on sales of investment securities, net	(745)	56	(745)	943
Commissions on sales of nondeposit investment products	181	293	696	843
Commissions on sales of other insurance products	769	674	2,229	2,007
Income from bank owned life insurance	385	365	1,131	1,065
(Loss) on trading assets and liabilities	(73)	(427)	(73)	(491)
Other	577	320	2,051	1,189
Total Noninterest Income	6,083	5,809	18,659	18,167

Noninterest Expense:
Salaries and employee benefits	9,472	8,935	28,368	27,252
Occupancy	2,851	2,745	8,253	7,308
Furniture, fixtures and equipment	950	914	2,899	2,683
Advertising	134	95	722	1,015
Data Processing	538	505	1,601	1,419
Professional services	263	379	1,182	1,178
Costs of other real estate owned	1,032	2,039	2,730	2,962
Valuation and secondary marketing reserves	28	1,169	262	3,521
Other	4,114	3,231	11,232	10,798
Total Noninterest Expense	19,382	20,012	57,249	58,136

Loss Before Income Taxes	(4,699)	(5,735)	(12,436)	(11,889)

Income Tax Benefit	(2,417)	(2,154)	(6,407)	(4,544)

Net Income	$(2,282)	$(3,581)	$(6,029)	$(7,345)

CONSOLIDATED AVERAGE BALANCES, YIELDS AND RATES (UNAUDITED)
First Mariner Bancorp
(Dollars in thousands)

	For the three months ended September 30,
	2008		2007
	Average	Yield/	Average	Yield/
	Balance	Rate	Balance	Rate
Assets:
Loans
Commercial Loans and LOC	$74,681	5.38%	$70,653	7.51%
Comm/Res Construction	114,498	5.40%	131,782	8.09%
Commercial Mortgages	316,848	7.26%	283,638	7.26%
Residential Constr - Cons	90,749	5.52%	91,919	8.16%
Residential Mortgages	103,148	6.07%	66,623	4.07%
Consumer	226,567	12.70%	190,507	13.26%
Total Loans	926,491	7.90%	835,122	8.63%

Loans held for sale	47,649	6.21%	87,336	6.75%
Trading and available for sale securities, at fair value	79,882	6.24%	87,828	5.92%
Interest bearing deposits	64,302	1.85%	68,310	5.15%
Restricted stock investments, at cost	6,555	2.88%	5,983	5.98%

Total earning assets	1,124,879	7.33%	1,084,579	8.02%

Allowance for loan losses	(14,492)		(12,129)
Cash and other non earning assets	166,393		161,082

Total Assets	$1,276,780		$1,233,532

Liabilities and Stockholders' Equity:
Interest bearing deposits
NOW deposits	13,683	0.69%	9,368	0.20%
Savings deposits	56,130	0.31%	55,731	0.31%
Money market deposits	190,849	1.29%	291,496	3.66%
Time deposits	548,098	3.88%	369,914	4.57%
Total interest bearing deposits	808,760	2.97%	726,509	3.82%

Borrowings	276,182	4.64%	267,573	6.22%

Total interest bearing liabilities	1,084,942	3.39%	994,082	4.47%

Noninterest bearing demand deposits	130,318		160,267
Other liabilities	824		7,374
Stockholders' Equity	60,696		71,809

Total Liabilities and Stockholders' Equity	$1,276,780		$1,233,532

Net Interest Spread		3.94%		3.55%

Net Interest Margin		4.06%		3.93%

CONSOLIDATED AVERAGE BALANCES, YIELDS AND RATES (UNAUDITED)
First Mariner Bancorp
(Dollars in thousands)

	For the nine months ended September 30,
	2008		2007
	Average	Yield/	Average	Yield/
	Balance	Rate	Balance	Rate
Assets:
Loans
Commercial Loans and LOC	$75,425	5.95%	$73,299	7.67%
Comm/Res Construction	118,514	6.27%	136,527	7.78%
Commercial Mortgages	292,568	7.46%	295,827	7.27%
Residential Constr - Cons	91,422	6.68%	92,604	8.44%
Residential Mortgages	93,478	6.01%	63,336	4.32%
Consumer	214,992	13.15%	184,623	13.34%
Total Loans	886,399	8.31%	846,216	8.62%

Loans held for sale	65,577	5.74%	83,054	6.95%
Trading and available for sale securities, at fair value	80,759	5.84%	104,224	5.43%
Interest bearing deposits	69,559	2.30%	64,865	5.12%
Restricted stock investments, at cost	6,161	4.75%	6,170	5.90%

Total earning assets	1,108,455	7.58%	1,104,529	7.97%

Allowance for loan losses	(13,298)		(12,104)
Cash and other non earning assets	167,452		153,884

Total Assets	$1,262,609		$1,246,309

Liabilities and Stockholders' Equity:
Interest bearing deposits
NOW deposits	15,452	0.53%	9,779	0.22%
Savings deposits	55,742	0.31%	58,329	0.31%
Money market deposits	222,196	1.53%	291,106	3.72%
Time deposits	499,555	4.13%	374,892	4.52%
Total interest bearing deposits	792,945	3.07%	734,106	3.81%

Borrowings	268,367	4.94%	259,744	6.17%

Total interest bearing liabilities	1,061,312	3.54%	993,850	4.43%

Noninterest bearing demand deposits	135,654		167,858
Other liabilities	2,024		9,957
Stockholders' Equity	63,619		74,644

Total Liabilities and Stockholders' Equity	$1,262,609		$1,246,309

Net Interest Spread		4.04%		3.54%

Net Interest Margin		4.20%		3.99%